EXHIBIT 16.1
CHISHOLM, BIERWOLF & NILSON
Certified Public Accountants

A Limited Liability Partnership	533 W. 2600 S. Suite 25 Bountiful, Utah 84010	Office (801) 292-8756 Fax (801) 292-8809
June 26, 2006
Securities and Exchange Commission
Washington, DC 20549
Re:       SILVERGRAPH INTERNATIONAL, INC. (formerly Pinecrest Services, Inc.)
Gentlemen:
We have read Item 4 “CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANTS” contained in Silvergraph International, Inc.’s (formerly Pinecrest Services, Inc.) 8-K dated June 23, 2006, and are in agreement with the statements contained therein, as they relate to our firm.
Very truly yours,

/s/ Chilsholm, Bierwolf & Nilson
Chisholm, Bierwolf & Nilson,
Bountiful, Utah